------                                              --------------------------
FORM 4                                                     OMB APPROVAL
------                                              --------------------------
[ ] CHECK THIS BOX IF NO                            OMB Number:      3235-0287
    LONGER SUBJECT TO                               Expires: December 31, 2001
    SECTION 16. FORM 4                              Estimated average burden
    OR FORM 5 OBLIGATIONS                           hours per response.... 0.5
    MAY CONTINUE. SEE                               --------------------------
    INSTRUCTION 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
 APARTMENT INVESTMENT AND MANAGEMENT COMPANY   OXFORD RESIDENTIAL PROPERTIES I LIMITED          to Issuer (Check all applicable)
                                               PARTNERSHIP (NO TRADING SYMBOL)
---------------------------------------------  ----------------------------------------------       Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
Colorado Center, Tower Two,                       Number of Reporting        Month/Year             Officer (give    Other (Specify
2000 South Colorado Boulevard, Suite 2-1000       Person, if an entity         9/00             ----        title ---       below)
---------------------------------------------     (voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,
  Denver,             CO             80222                                   Date of Original
---------------------------------------------     --------------------       (Month/Year)         --------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                             -------------      (Check Applicable Line)
                                                                                                    Form filed by One Reporting
                                                                                                 ---   Person
                                                                                                  X Form filed by More than One
                                                                                                 ---   Reporting Person

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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                             (Instr. 8)                                End of Month        Direct         Benefi-
                                (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                 Day/        ------------------------------------                          Indirect       Owner-
                                 Year)       Code    V     Amount  (A) or   Price                          (I)            ship
                                                                   (D)                                     (Instr. 4)     (Instr. 4)
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Assignee Limited
Partnership Interests          9/28/00       P            1,033     A      9,845           1,033             I        By
                                                                                                                      AIMCO/Bethesda
                                                                                                                      Holdings, Inc.
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Assignee Limited
Partnership Interests                                                                      4,997             I        By OPR
                                                                                                                      Acquisition
                                                                                                                      Partners LP
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (3-99)

                                                        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION
                                                        CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                                                        A CURRENTLY VALID OMB CONTROL NUMBER.


                               Page 1 of 10 Pages

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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NONE
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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EXPLANATION OF RESPONSES: Acquisitions Limited Partnership ("Acquisition") owns a 59% general partnership interest and a 40% limited partnership interest in ORP acquisition Partners LP ("ORP") ORP
Acquisition, Inc. ("ORP Acquisitions") owns a 1% general partnership interest in both Acquisition and
ORP. Oxford Realty Financial Group, Inc. (" ORFG") wholly-owns ORP Acquisition. AIMCO Bethesda Holdings,
Inc. ("ABH") owns a subsidiary majority of the capital stock of ORFG. Apartment Investment and
Management Company ("AIMCO") owns 99% of ABH. AIMCO Properties, LP ("AIMCO OP") owns a 45.565% limited partnership interest in Acquisition AIMCO/Bethesda Holdings Acquisitions, Inc. ("ABHA") is wholly-owned by ABH and currently owns a 25.75% limited partnership interest in Acquisition. A 27.684% limited partnership interest in Acquisition is held in an escrow. After January 1, 2000, the 27.684% limited partnership in Acquisition currently held in escrow will be transferred to AIMCO OP and AIMCO OP will acquire the 25.75% limited partnership interest in Acquisition held by ABHA and will own a 99% limited partnership interest in Acquisition. AIMCO-GP, Inc. is the sole general partner of AIMCO OP (owning approximately 1% of the total equity interests). AIMCO-GP, Inc. is a wholly-owned subsidiary of AIMCO.

                                                                                       /s/ PATRICK J. FOYE    Date: October 10, 2000
**Intentional misstatements or omissions of facts constitute Federal                   --------------------
  Criminal Violations.                                                                  **Signature of
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                             Reporting  Person
                                                                                        Apartment Investment and
                                                                                        Management Company
                                                                                        By: Patrick J. Foye
                                                                                            Executive Vice
                                                                                            President



Note: File three copies of this Form, one of which must be manually signed.                                                  Page 2
      If space is insufficient, see Instruction 6 for procedure.                                                     SEC 1474 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.







                               Page 2 of 10 Pages

                            Joint Filer Information


Name:                    AIMCO-GP, Inc.

Address:                 Colorado Center, Tower Two
                         2000 South Colorado Boulevard
                         Suite 2-1000
                         Denver, CO 80222

Designated Filer:        Apartment Investment and Management Company

Issuer & Ticker Symbol:  Oxford Residential Properties I Limited Partnership (No
                         trading symbol)

Date of Event
 Requiring Statement:    9/28/00


Signature:               /s/ Patrick J. Foye
                         -----------------------------
                         Patrick J. Foye
                         Executive Vice President
                         AIMCO-GP, Inc.




                               Page 3 of 10 Pages

                            Joint Filer Information


Name:                    AIMCO Properties, L.P.

Address:                 Colorado Center, Tower Two
                         2000 South Colorado Boulevard
                         Suite 2-1000
                         Denver, CO 80222

Designated Filer:        Apartment Investment and Management Company

Issuer & Ticker Symbol:  Oxford Residential Properties I Limited Partnership (No
                         trading symbol)

Date of Event
 Requiring Statement:    9/28/00


Signature:               /s/ Patrick J. Foye
                         -----------------------------
                         Patrick J. Foye
                         Executive Vice President
                         AIMCO-GP, Inc.
                         General Partner of
                         AIMCO Properties, L.P.




                               Page 4 of 10 Pages

                            Joint Filer Information


Name:                    ORP Acquisition Partners LP

Address:                 Colorado Center, Tower Two
                         2000 South Colorado Boulevard
                         Suite 2-1000
                         Denver, CO 80222

Designated Filer:        Apartment Investment and Management Company

Issuer & Ticker Symbol:  Oxford Residential Properties I Limited Partnership (No
                         trading symbol)

Date of Event
 Requiring Statement:    9/28/00


Signature:               /s/ Patrick J. Foye
                         -----------------------------
                         Patrick J. Foye
                         Executive Vice President
                         ORP Acquisition, Inc.
                         General Partner of
                         ORP Acquisition Partners LP




                               Page 5 of 10 Pages

                            Joint Filer Information


Name:                    Acquisition Limited Partnership

Address:                 Colorado Center, Tower Two
                         2000 South Colorado Boulevard
                         Suite 2-1000
                         Denver, CO 80222

Designated Filer:        Apartment Investment and Management Company

Issuer & Ticker Symbol:  Oxford Residential Properties I Limited Partnership (No
                         trading symbol)

Date of Event
 Requiring Statement:    9/28/00


Signature:               /s/ Patrick J. Foye
                         -----------------------------
                         Patrick J. Foye
                         Executive Vice President
                         ORP Acquisition, Inc.
                         General Partner of
                         Acquisition Limited Partnership



                               Page 6 of 10 Pages

                            Joint Filer Information


Name:                    ORP Acquisition, Inc.

Address:                 Colorado Center, Tower Two
                         2000 South Colorado Boulevard
                         Suite 2-1000
                         Denver, CO 80222

Designated Filer:        Apartment Investment and Management Company

Issuer & Ticker Symbol:  Oxford Residential Properties I Limited Partnership (No
                         trading symbol)

Date of Event
 Requiring Statement:    9/28/00


Signature:               /s/ Patrick J. Foye
                         -----------------------------
                         Patrick J. Foye
                         Executive Vice President
                         ORP Acquisition, Inc.




                               Page 7 of 10 Pages

                            Joint Filer Information


Name:                    Oxford Financial Group, Inc.

Address:                 Colorado Center, Tower Two
                         2000 South Colorado Boulevard
                         Suite 2-1000
                         Denver, CO 80222

Designated Filer:        Apartment Investment and Management Company

Issuer & Ticker Symbol:  Oxford Residential Properties I Limited Partnership (No
                         trading symbol)

Date of Event
 Requiring Statement:    9/28/00


Signature:               /s/ Patrick J. Foye
                         -----------------------------
                         Patrick J. Foye
                         Executive Vice President
                         Oxford Financial Group, Inc.




                               Page 8 of 10 Pages

                            Joint Filer Information


Name:                    AIMCO/Bethesda Holdings, Inc.

Address:                 Colorado Center, Tower Two
                         2000 South Colorado Boulevard
                         Suite 2-1000
                         Denver, CO 80222

Designated Filer:        Apartment Investment and Management Company

Issuer & Ticker Symbol:  Oxford Residential Properties I Limited Partnership (No
                         trading symbol)

Date of Event
 Requiring Statement:    9/28/00


Signature:               /s/ Patrick J. Foye
                         -----------------------------
                         Patrick J. Foye
                         Executive Vice President
                         AIMCO/Bethesda Holdings, Inc.




                               Page 9 of 10 Pages

                            Joint Filer Information


Name:                    AIMCO/Bethesda Holdings Acquisitions, Inc.

Address:                 Colorado Center, Tower Two
                         2000 South Colorado Boulevard
                         Suite 2-1000
                         Denver, CO 80222

Designated Filer:        Apartment Investment and Management Company

Issuer & Ticker Symbol:  Oxford Residential Properties I Limited Partnership (No
                         trading symbol)

Date of Event
 Requiring Statement:    9/28/00


Signature:               /s/ Patrick J. Foye
                         -----------------------------
                         Patrick J. Foye
                         Executive Vice President
                         AIMCO/Bethesda Holdings Acquisitions, Inc.




                               Page 10 of 10 Pages